Exhibit 99.2

CHASE CORPORATION

Long Term Incentive Plan

Award Design and Grant Process

Fiscal Year Ending August 31, 2017

Key Provisions

1.

There are three reward vehicles:  1) Performance-based restricted stock, 2) Time-vested restricted stock and 3) Stock Options.  At least two will be used each year.  For the Chief Executive Officer, Fiscal Year 2017 performance shares will be 50%, time-vested restricted stock will be 25% and stock options will be 25%. For the Chief Financial Officer, Fiscal Year 2017 performance shares will be 67%, and time-vested restricted stock will be 33%.

2.

Time-vested restricted stock is fixed and not subject to performance measures and will vest at the end of the third fiscal year after the grant date (August 31, 2019), subject to grant date, pricing, and termination provisions listed below.

3.	Stock options will be fixed based on a Black-Scholes calculation, and will vest in three equal annual allotments beginning on August 31, 2017, and be exercisable for 10 years.

4.	Performance shares will be in the form of restricted stock subject to performance and other criteria as follows.

•

Performance measures:  Target is earnings per share (EPS) based on current year’s budget determined by dividing net income by the number of diluted shares outstanding at August 31, 2016 (end of most recent fiscal year). Actual is net income for the measurement period divided by the same number of diluted shares used in the Target.

•	Performance measurement period: September 1, 2016 through August 31, 2017
•	Vesting: 2 years after performance measurement period (August 31, 2019)
•	Grant date: first day of measurement period
•	Stock price for award: closing price for last trading day prior to grant date
•	Threshold: the point at which an award is earned (90% of target). Between threshold and target the award increases on a linear basis.
•	Stretch area: performance in excess of target awarded at a higher rate (200% for 120% achievement) with a cap of 200%. Between target and cap award increases on a linear basis.

Example:

•	Individual opportunity is $50,000 at target; performance share opportunity (50%) is $25,000 at target
•	Stock price (8/31/2016) is $25.00
•	Threshold is 90% of target

Performance	Payout % of Target	Vesting Shares	Reward Value
Threshold 90%	50%	500	$12,500
Target	100%	1,000	$25,000
Stretch at 120%	200%	2,000	$50,000

Plan metrics:  standard performance measures are 90% threshold, 100% target and 120% maximum.

Standard award measures are 50% at threshold, 100% at target and 200% at maximum.

5.	Termination provisions:

Termination Event	Year	Payment in Shares
Retirement	Pro-rated	Paid as scheduled
Voluntary	All shares forfeit	No payment
Without cause	Pro-rated	Paid as scheduled
With cause	All shares forfeit	No payment
Upon change of control	Acceleration at target	Paid at change of control
Death or disability	Pro-rated	Paid as scheduled

6.	Eligibility: key executives and others

Participant	Target % of Base Salary
Adam P. Chase	100%
Kenneth J. Feroldi	60%

Award opportunities are set annually and the plan is subject to the approval of the Compensation and Management Development (C&MD) Committee and may be modified from time to time.

FY 2017 SCHEDULE

•	Q4 FY16 Board approves continuance of plan and sets grant date
•	Q4 FY16 Goals and awards proposed by management for FY17
•	Q4 FY16 C&MD Committee reviews and approves FY17 plan
•	Q1 FY17 Management presents FY16 plan achievement
•	Q1 FY17 C&MD Committee approves FY16 results
•	Q1 FY18 Management presents assessment of FY17 goal achievement
•	Q1 FY18 C&MD Committee approves FY17 results
•	Q4 FY19 Vested FY17 shares are released to participant